Exhibit 10.1

                     TERMINATION AGREEMENT & MUTUAL RELEASES

      This Termination Agreement & Mutual Releases (this "Agreement") is between Spherix Incorporated, a Delaware corporation (the "Company"), and Thomas W. Gantt (the "Executive"), and is dated as of this 31st day of August, 2004.

RECITALS

      The Executive hereby resigns as an employee and as a Director from the Company. The Company and the Executive intend the terms and conditions of this Agreement to govern all issues related to the Executive's employment and resignation from the Company. The Executive acknowledges that he has been given a reasonable period of time to consider the terms of this Agreement. The Executive acknowledges that the consideration provided him under this Agreement is sufficient to support the releases and other commitments provided by him under this Agreement. The Executive represents that he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment. The Executive understands that the Company regards the representations by him as material and that the Company is relying on these representations in entering into this Agreement.

      NOW, THEREFORE, the Company and the Executive agree as follows:

      1. Recitals. The foregoing Recitals are incorporated herein by reference.

      2. Employment Status.

            2.1. The Executive shall continue as an active employee of the Company through August 30, 2004. Executive shall then be placed on inactive status ("IS") commencing on August 31, 2004 and extending through February 28, 2004. During the IS, the Executive will only be required to assist with special projects as may be agreed upon by the Chairman of the Board of the Company and the Executive.

            2.2. The Executive hereby resigns as a member of the Board of Directors of the Company (including as a member of all relevant committees of the Board of Directors) as of August 31, 2004.

      3. Salary. Executive shall continue at his current salary level during the IS. Executive hereby acknowledges and agrees that he is not entitled to any other compensation from the Company and that the Executive is not entitled to any severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

      4. Bonus. Executive shall not be entitled to any bonus for 2004 or any portion of 2005.

      5. Benefits. The Executive will be eligible to continue to participate in the Company employee benefit plans and programs through February 28, 2005.


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      6. Stock  Options.  All of  Executive's  outstanding  stock  options  have vesting provisions; such options have vested in part in accordance with the terms of the original stock option grants; none of such options shall further vest after February 28, 2005. All of Executive's vested stock options must be exercised no later than February 28, 2005 at which point all options (vested and unvested) shall expire and be of no further force or effect.

      7. Release of Claims by the Executive. The Executive and his heirs, assigns and agents, release, waive and discharge the Company and its past and present Directors, Officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date hereof.

            7.1. The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, any claim of wrongful termination of employment or a covenant of good faith and fair dealing.

            7.2. The Executive represents that he understands the foregoing release, which includes a release of the rights and claims under the Age Discrimination in Employment Act of 1967, as amended.

            7.3. The Executive further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Executive violates this release by suing the Company or causing the Company to be sued, the Company may recover all damages as allowed by law, including costs and expenses of defending against the suit incurred by the Company and its reasonable attorneys' fees.

      8. Release of Claims by the Company. The Company releases, waives, and discharges the Executive from each and every claim, action or right of any sort, arising on or before the date hereof and based upon facts presently known to the Chairman of the Board of the Company.

      9. Confidential Information.

            9.1. The Executive acknowledges that, in connection with his employment at the Company, he obtained knowledge about confidential and proprietary information and trade secrets of the Company, including but not limited to lists of customers and vendors, technical information about Company products and services, strategic plans of the Company relating to its information services business and strategic plans of comparable businesses and pricing information (hereinafter the "Information"). Executive agrees not to use, publish or otherwise disclose any Information to others, including but not limited to a subsequent employer or competitor of the Company. If the Executive has any question regarding what data or information would be considered by the Company to be


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      Information subject to this provision, the Executive agrees to contact the
      Chairman of the Board of the Company for written clarification.

            9.2. Upon the execution and delivery of this Agreement, the Executive shall return to the Company all property of the Company then in his possession, including, without limitation, Company credit cards, and all documents and records (including electronic records, computer and other equipment, disks and files), drawings and manuals kept or made by him in connection with his employment as a Director, Officer or employee of the Company.

            9.3. The Executive shall not discuss or otherwise enter into any communications with Ticketmaster or any affiliate thereof in connection with the business combination discussions between Ticketmaster and the Company.

            9.4. Executive and the Company, except for necessary personnel in the filing and documentation hereof, shall keep the terms of this Agreement and all communications with the Company regarding the Agreement confidential.

      10. Non-Competition and Non-Solicitation.

            10.1. The Executive agrees that prior to December 31, 2006 he will not, directly or indirectly, on behalf of anyone other than the Company, solicit or accept sales or employment from (i) any current information services customer of the Company, (ii) any entity which was an information services customer of the Company at any time within two (2) years prior to the date of this Agreement, (iii) any entity for which the Company has an outstanding proposal for information services business or is in the process of preparing such a proposal as of February 28, 2005 or (iv) Ticketmaster or any of its affiliates.

            10.2. The Executive agrees that prior to December 31, 2006, he will not, directly or indirectly, solicit any person who is an employee of the Company to terminate his or her relationship with the Company.

            10.3. The Executive agrees that prior to December 31, 2006, he will not, directly or indirectly, acquire any debt, equity, or other ownership interest in any person or entity engaged in a business competitive to the Company's information services business except that the Executive may own in the aggregate not more than one percent (1%) of the outstanding equity of any publicly-traded entity engaged in such a competitive business.

            10.4. The Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing none-compete/non-solicitation agreements. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding the Executive from continuing such breach. The existence of this right shall


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      not  preclude  any other rights and remedies at law or in equity which the
      Company may have. The parties agree that the  restrictions  and agreements
      contained  herein  are  reasonable,   are  the  product  of  arm's  length
      negotiation, and are necessary for the Company to protect its business; however, in the event that any part of this Paragraph 10 shall be found to be unenforceable, but would be valid and enforceable if any part thereof were deleted or otherwise modified, then such restrictions in this Paragraph 10 shall apply with such modifications, but only to the extent as shall be necessary to make them valid and enforceable.

      11. Breach by the Executive. The Company's obligations to the Executive under this Agreement are contingent on the Executive's performance of his agreements and obligations under this Agreement. Any material breach by Executive of his obligations under this Agreement will result in the immediate cancellation of all Executive stock options, the immediate termination of Executive's employment, as well as entitle the Company to all its other remedies in law or equity, including but not limited to a claim for reimbursement of all amounts paid to the Executive hereunder.

      12. Executive Availability. The Executive agrees to promptly supply a brief summary of open projects/items he was working on together with a list of action items related to such matters and to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company's affiliates, agents, Officers, Directors or employees which may be within the knowledge of the Executive. The Executive will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its past or present affiliates, agents, Officers, Directors or employees whether administrative, civil or criminal in nature in which and to the extent the Company deems the Executive's cooperation necessary. The Company will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. If more than 8 hours of his time is required after February 28, 2005, Executive will be compensated at his currently hourly rate.

      13. Non Disparagement. The Executive agrees that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, Officers, Directors or employees. In the event such communication is made to anyone, it will be considered a material breach of the terms of this Agreement. The Company agrees it will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Executive.

      14. Severability of Provisions. In the event that any provision of this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

      15. Right to Revoke this Agreement. The Executive may revoke this Agreement in writing within seven (7) days of signing it . If the Executive timely revokes this Agreement in a


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signed writing delivered to the Chairman of the Board of the Company, all of its
provisions shall be void and unenforceable.

      16. Entire Agreement.

            16.1. This Agreement constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in the Agreement. Any modifications to this Agreement must be in writing and signed by the Executive and the Chairman of the Board of the Company.

            16.2. The Executive acknowledges and reaffirms the provisions of the Employee Confidentiality Agreement he executed as an employee of the Company. Any conflict between the provisions of the Employee Confidentiality Agreement and this Agreement shall be resolved in favor of the provisions of this Agreement.

      17. Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Maryland, without giving effect to the choice of law provisions thereof.

                                                    SPHERIX INCORPORATED

                                                    By: /s/ Gilbert V. Levin
                                                        ---------------------
                                                        Gilbert V. Levin,
                                                        Chairman of the Board

                                                        /s/ Thomas W. Gantt
                                                        ---------------------
                                                        Thomas W. Gantt


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